Exhibit 10.3

PENSION RESTORATION PLAN

Originally Adopted - January 1, 1976

Last Amended - May 15, 2014

PENSION RESTORATION PLAN

I.	PURPOSE
The purpose of this Plan is to provide an employee or pensioner or his survivor or survivors eligible to receive payments pursuant to the Company's Pension and Retirement Plan the portion of his pension or survivor benefit that would have been paid to him or his survivor or survivors under the Pension and Retirement Plan if the limitations established in paragraphs A(2)(b)(iii) relating to deferred Variable Compensation Awards, A(2)(b)(v) and D of Section IX of such Plan had not been applied, or, effective with payments made after January 1, 1996, if the limitations established in paragraphs A(2)(b)(v) and D of Section IX of such Plan not been applied. Notwithstanding the above, an employee or the survivor(s) of an employee who retires in accordance with the Incapability Retirement provision of Section IV of the Pension and Retirement Plan will not be eligible for participation in this Plan.

II.	ADMINISTRATION
The administration of this Plan is vested in the Board of Benefits and Pensions appointed by the Company, except that the Compensation Committee shall determine the discount rate to be used in calculating the lump sum payment described in Section V. The Board may adopt such rules as it may deem necessary for the proper administration of the Plan, and its decision in all matters involving the interpretation and application of this Plan shall be final. The Board shall have the discretionary right to determine eligibility for benefits hereunder and to construe the terms and conditions of this Plan.

III.	ELIGIBILITY
An employee or pensioner who is entitled to pension payments, or a person entitled to survivor benefits, pursuant to the Company's Pension and Retirement Plan, but excluding an employee or the survivor(s) of an employee who retires under the Incapability Retirement provision of Section IV of the Plan, will be eligible for payments under this Plan provided payments that would have been made under the Pension and Retirement Plan have been reduced by the limitations on such payments set forth in paragraphs A(2)(b)(iii) relating to deferred Variable Compensation Awards, A(2)(b)(v) and D of Section IX of such Plan, or, effective with payments made after January 1, 1996, the limitations on such payments set forth in paragraphs A(2)(b)(v) and D of Section IX of such Plan.

For purposes of this Plan, the term "Company" means E. I. du Pont de Nemours and Company, any wholly owned subsidiary or part thereof and any partnership or joint venture in which E. I. du Pont de Nemours and Company is joined which adopts this Plan with the approval of the Company, or such person or persons as the Company may designate.

IV.	AMOUNT PAYABLE
The amount payable to a person eligible to receive payments under this Plan will be the actuarial equivalent of the monthly pension or survivor benefit under the Pension and Retirement Plan calculated without application of the limitations on such payment set forth in paragraphs A(2)(b)(iii) relating to deferred Variable Compensation Awards, A(2)(b)(v) and D of Section IX of such Plan, or effective with payments made after January 1, 1996, the limitations on such payments set forth in paragraphs A(2)(b)(v) and D of Section IX of such Plan, less the amount of the actual monthly pension or survivor benefit paid under such Plan determined under the Rules established by the Board of Benefits and Pensions.

V.	PAYMENTS OF BENEFITS
Effective with retirements on or after December 31, 2006, the amount payable under this Plan will be a lump sum payment determined in accordance with the Terms and Conditions adopted by the Board of Benefits and Pensions from time to time and paid at the later of 3 months after termination or the end of the month in which the Earliest Benefit Commencement Date occurs. For purposes of this Plan, the Earliest Benefit Commencement Date is defined as follows, except for officers of the Company:

Age at Termination	Service at Termination	Earliest Benefit Commencement Date
At least 50	15 or more	Termination Date + 1 Day *
Not yet 50	15 or more	Age 50
Any Age	10 through 14	Age 60
Any Age	Less than 10	Age 65
* Note: For optional eligible retirees less than age 50 at termination the EBCD would also be Termination Date + 1 Day.

For officers of the Company, the Earliest Benefit Commencement Date will be the later of 6 months after termination or the end of the months in which the Earliest Benefit Commencement Date occurs.
All payments under this Plan shall be made by, and all expenses of administering this Plan shall be borne by, the Company.

VI.	RIGHT TO MODIFY

The Company reserves the right to change this Plan in its discretion by action of the Compensation Committee or its delegate, or to discontinue this Plan in its discretion by action of the Board of Directors: provided, however, that following a Change in Control (as defined in the Company’s Equity and Incentive Plan, a “Change in Control”) no such amendment or termination may adversely affect any benefits accrued under the Plan prior to the termination or adoption of the amendment (including without limitation, any terms, conditions or distribution alternatives applicable to such accrued benefits). In addition, for a period of two years following a Change in Control, the Company shall not terminate the Plan in whole or in part or make any amendment to the Plan which in any way adversely affects or limits the terms and conditions or benefits as available pursuant to the Plan immediately prior to the Change in Control.

VII.	NONASSIGNMENT
No assignment of the rights and interests under this Plan will be permitted or recognized under any circumstances, nor shall such rights and interests be subject to attachment or other legal processes for debt.